As filed with the Securities and Exchange Commission on April 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HMH HOLDING INC.

(Exact name of registrant as specified in its charter)

Delaware	99-2746883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3300 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

HMH Holding Inc. 2026 Long-Term Incentive Plan

(Full title of the plan)

Dwight W. Rettig

Chief Administration Officer, General Counsel and Corporate Secretary

HMH Holding Inc.

3300 North Sam Houston Parkway East

Houston, Texas 77032

(Name and address of agent for service)

(281) 449-2000

(Telephone number, including area code, of agent for service)

Copies to:

James B. Marshall

Lakshmi Ramanathan

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to 3,700,714 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of HMH Holding Inc. (the “Company” or the “Registrant”) issuable in respect of awards granted under the HMH Holding Inc. 2026 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which include shares of Class A Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Class A Common Stock as may become issuable under the Plan as a result of stock splits, stock dividends, recapitalizations or similar transactions pursuant to the adjustment or antidilution provisions thereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to federal securities laws and regulations, the following documents, which have been filed with the Commission by the Registrant, are incorporated into this Registration Statement by reference and will be deemed to be a part hereof:

(a)

the Registrant’s prospectus (the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act on April 1, 2026, forming a part of the Registrant’s Registration Statement on Form S-1 (Registration No.  333-281497), originally filed with the Commission on August 12, 2024 (as amended);

(b)	the Registrant’s Current Report on Form 8-K filed with the Commission on April 2, 2026; and

(c)

the description of the Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43221), filed with the Commission on March  31, 2026 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (incorporating by reference the description of the Class A Common Stock under the caption “Description of capital stock” contained in the Prospectus), and any amendment or report filed for the purposes of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to federal securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to eliminate or limit, subject to certain statutory limitations, the personal liability of directors or officers to the corporation or its stockholders for monetary damages for breach of their fiduciary duty as director or officers, except for the following liabilities that cannot be eliminated or limited under the DGCL:

•	for any breach of their duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	with respect to directors, for unlawful payments of dividends or unlawful stock purchases or redemptions, as provided under Section 174 of the DGCL;

•	for any transaction from which the director or officer derived an improper personal benefit; or

•	with respect to officers, in any action by or in the right of the company.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation provides that no director or officer shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breach of their fiduciary duty as directors or officers, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. The effect of this provision of the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of its stockholders (through stockholders’ derivative suits on its behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s or officer’s duty of care. Any amendment, repeal or modification of provisions of the Registrant’s amended and restated certificate of incorporation that purports to limit the liability of a director or officer will be prospective only and will not affect any limitation on liability of a director or officer, as applicable, for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Indemnification

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Registrant has entered into indemnification agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant intends to enter into indemnification agreements with its future directors and officers.

The Registrant maintains liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act or the Exchange Act that may be incurred by them in their capacity as such.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation or the indemnification agreements may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s amended and restated bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s amended and restated bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those to be set forth in the Registrant’s amended and restated certificate of incorporation and the indemnification agreements. In addition, the Registrant’s amended and restated bylaws provide for the right of an indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s amended and restated bylaws also permit the Registrant to purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Registrant or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or non-profit entity, including with respect to an employee benefit plan, against any expense, liability or loss asserted against them and incurred by them in such capacity, or arising out of their status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or modification of the provisions of the Registrant’s amended and restated bylaws affecting indemnification rights will not adversely affect any right or protection thereunder in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

Under the underwriting agreement entered into in connection with the initial public offering of the Class A Common Stock, the underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of HMH Holding Inc., dated April 2, 2026 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 2, 2026).

4.2	Amended and Restated Bylaws of HMH Holding Inc., dated April 2, 2026 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 2, 2026).

4.3	Form of Class A Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-281497) filed with the Commission on August 26, 2024).

4.4	Stockholders’ Agreement, dated April 2, 2026, by and among HMH Holding Inc., Baker Hughes Holdings LLC, Akastor AS and Mercury HoldCo Inc. (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 2, 2026).

4.5	HMH Holding Inc. 2026 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 2, 2026).

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of KPMG LLP (HMH Holding Inc.).

23.2*	Consent of KPMG AS (HMH Holding Inc.).

23.3*	Consent of KPMG LLP (HMH Holding B.V.).

23.4*	Consent of KPMG AS (HMH Holding B.V.).

23.5*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 2, 2026.

HMH Holding Inc.

By:	/s/ Thomas W. McGee
Name: Thomas W. McGee
Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Thomas W. McGee and Dwight W. Rettig, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys in-fact and agents, with full power of substitution and re-substitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 2, 2026.

Signature	Title

/s/ Eirik Bergsvik Eirik Bergsvik	Chief Executive Officer (Principal Executive Officer)

/s/ Thomas W. McGee Thomas W. McGee	Chief Financial Officer (Principal Financial Officer)

/s/ Hunain Qureshi Hunain Qureshi	Chief Accounting Officer (Principal Accounting Officer)

/s/ Daniel W. Rabun Daniel W. Rabun	Chairman of the Board

/s/ Judson E. Bailey Judson E. Bailey	Director

/s/ Karl Erik Kjelstad Karl Erik Kjelstad	Director

/s/ Lance T. Loeffler Lance T. Loeffler	Director

/s/ M. Georgia Magno M. Georgia Magno	Director

/s/ Kathleen S. McAllister Kathleen S. McAllister	Director

/s/ Svein O. Stoknes Svein O. Stoknes	Director